Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169643 and 333-173451 on Form S-8 and Registration Nos. 333-158418 and 333-185668 on Form S-3 of our reports dated September 27, 2013, relating to the statements of revenues and certain expenses of Texas A&M MOB, Lincoln MOB, and South Florida MOB Portfolio for the year ended December 31, 2012 (which reports express an unqualified opinion and include an explanatory paragraph referring to the purpose of the statements), all appearing in this Current Report on Form 8-K of Healthcare Trust of America, Inc. and subsidiaries for the year ended December 31, 2012.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
September 27, 2013